Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marchex, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-116867 and 333-123753) on Form S-8 and (Nos. 333-125372 and 333-128317) on Form S-3 of Marchex, Inc. of our report dated March 29, 2006, with respect to the consolidated balance sheet of Marchex, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-KSB of Marchex, Inc.

/s/ KPMG LLP

Seattle, Washington

March 29, 2006